                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 Current Report



Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


                                 June 3, 1998
--------------------------------------------------------------------------------
               Date of Report (Date of earliest event reported)


                               HANDLEMAN COMPANY
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



          Michigan                        1-7923                 38-1242806
----------------------------           -----------           -------------------
(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)


       500 Kirts Boulevard, Troy, Michigan                       48084-4142
--------------------------------------------------------------------------------
     (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code  (248) 362-4400
                                                   ---------------

                                Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

                                 1 of 12 Pages
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                                  Form 8-K


Item 5.   Other Events
----------------------


     On June 3, 1998, the Company announced a strategic repositioning plan, the details of which are set forth in the attached press release hereto, which forms a part of this Item 5.



                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 HANDLEMAN COMPANY



                                 By: /s/Stephen Strome
                                     ------------------------------------------
                                        Stephen Strome
                                        President and Chief Executive Officer



Dated: June 10, 1998

                                 2 of 12 Pages
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                               IMMEDIATE RELEASE
                               -----------------


Company Contacts:                                 Investor Relations Contact:
 Tom C. Oviatt                                    Donald A. Drew
 Vice President/Treasurer                         Stone, August, Medrich
 (248) 362-4400 (Ext. 891)                        (248) 362-9300 (Ext. 423)

 Leonard A. Brams
 Senior Vice President, CFO
   and Secretary
 (248) 362-4400 (Ext. 787)


 HANDLEMAN COMPANY ANNOUNCES STRATEGIC REPOSITIONING PROGRAM, INCLUDING EXITING
   CERTAIN BUSINESS ACTIVITIES, DIVESTITURES OF CERTAIN NON-CORE BUSINESSES,
    REDUCTION OF NUMBER OF CUSTOMERS SERVICED IN THE CORE MUSIC DISTRIBUTION
                BUSINESS AND ADOPTION OF STOCK REPURCHASE PLAN.

HANDLEMAN COMPANY ALSO REPORTS OPERATING RESULTS FOR THE YEAR AND QUARTER ENDED
                                  MAY 2, 1998.

     Troy, Michigan - June 3, 1998 Handleman Company (NYSE: HDL) today announced that on June 2, 1998, its Board of Directors approved a comprehensive strategic repositioning program designed to focus on Handleman's core music distribution business and product line. When completed, Handleman will be recognized as the channel of choice in the music distribution business. The repositioning program has four major components:

 . Exiting the domestic video, book and software distribution and service operations.

 .  Sale of North Coast Entertainment's SofSource software publishing subsidiary.

                                 3 of 12 Pages
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 .  Significant reduction of the number of customers serviced in the music distribution business, which, combined with the retention of high volume customers, will decrease annual service costs at a substantially greater rate than the decline in sales.

 . Repurchase in the open market of up to $70 million of the outstanding common stock of Handleman Company over the next 18 months. This repurchase program is subject to the realization of cash from asset sales and reduced working capital needs, as well as renegotiation of existing credit facilities.

     For the fiscal year ended May 2, 1998, net sales decreased 6% to $1.10 billion from $1.18 billion in fiscal 1997, primarily as a result of lower revenues in the video distribution business. Excluding nonrecurring charges, net income would have increased to $11.5 million or $.35 per share in fiscal 1998, compared to $5.4 million or $.16 per share in fiscal 1997. Including nonrecurring items, net income in fiscal 1998 was $.3 million or $.01 per share. The Company also announced results for the fourth quarter ended May 2, 1998.
Net sales were $272.0 million for the fourth quarter of fiscal 1998, down 2% compared to 1997 net sales of $278.4 million. Net income for the fourth quarter, excluding nonrecurring charges, would have been $2.7 million or $.08 per share, compared to $.2 million or $.01 per share for the fourth quarter of fiscal 1997. Including nonrecurring charges, the Company experienced a net loss of $8.5 million or $.26 per share for the fourth quarter of fiscal 1998.

     Since the repositioning program was approved and announced in the first quarter of fiscal 1999, the principal portion of the estimated repositioning costs will be charged to earnings in the first quarter of fiscal 1999. Net earnings for fiscal 1998 include after tax nonrecurring charges of $11.2 million, representing costs already incurred to facilitate the repositioning and for asset impairments associated with certain investments and costs related to the previously announced closings of distribution centers in Albany and Atlanta.

                                 4 of 12 Pages
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     In the first quarter of fiscal 1999, the Company expects to recognize additional nonrecurring charges of $90 million to $110 million (pre-tax) for the following items:

 .  Severance and related benefit costs for employees being terminated.

 . Reduction to net realizable value of assets in those business activities being exited.

 .  Write-off of intangibles related to business activities being exited.

 . Costs related to restructuring the Company's debt financing arrangements and other costs related to repositioning activities.

     These charges will result in the Company incurring a substantial loss in the first quarter and for all of fiscal 1999. Repositioning related charges after the first quarter will not exceed $15 million (pre-tax). The repositioning program will be substantially completed during fiscal 1999. Benefits are expected to begin in the second quarter as the program is implemented.

     The Company has entered into a definitive agreement to sell its book distribution business at approximately net book value. The Company has also signed a definitive agreement to sell its SofSource subsidiary to The Learning Company at a pre-tax gain in excess of $30 million. These transactions are expected to close during the first quarter of fiscal 1999. The gain on the sale of SofSource is not included in the estimate of nonrecurring charges for the first quarter of fiscal 1999.

     SofSource has been a profitable growth business within Handleman's North Coast Entertainment subsidiary. However, the software industry is going through significant consolidation. SofSource is at a point where the resources necessary for growth are best provided by another investor that has the critical mass and commitment to focus on the industry. Placing SofSource with The Learning Company will enable SofSource to have the opportunity to grow and achieve its long-term potential.

                                 5 of 12 Pages
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     Handleman also plans to exit its domestic video and software distribution business activities as well as to cease providing services to smaller customers. This is in addition to the sale of the book distribution business noted above. The decision was made to exit these activities as well as to reduce the number of customers serviced in the music distribution business because these businesses or customers either did not provide an appropriate and consistent rate of return, or do not have the potential for sustainable growth and profitability. The businesses and customers retained are of the size and capacity to provide profitable, sustainable growth.

     In addition to the businesses being exited, the Company is reviewing its operations in Argentina, Brazil and Mexico to determine how best to maximize shareholder value from these entities. Decisions will be made with respect to each of these markets, and announced by the end of August.

     Management expects the repositioning activities to be substantially completed during fiscal 1999. The program will generate cash flow exceeding $150 million including the sale of assets and a reduction in working capital. Upon completion of the repositioning actions, the Company expects to realize annual ongoing savings in excess of $25 million (pre-tax). The expected savings will result from a reduction in operating costs at a rate that is substantially greater than the projected decrease in revenues, because both average customer size and average sales volume of departments serviced increase significantly.

     This repositioning program will result in a reduction of 900-1,000 positions (approximately 30% of the Company's total workforce). This reduction will occur predominantly in the Handleman Entertainment Resources division and the Troy corporate headquarters.

     To insure senior management's consistent attention to the transition to the channel of choice strategy, Handleman will operate its North Coast Entertainment subsidiary as a holding company. Stephen Nadelberg, President of North Coast Entertainment, will report to an internal Board of Directors chaired by Stephen Strome, Handleman Company's President and Chief Executive Officer. Mr. Strome commented "We are confident about the prospects at North Coast and are

                                 6 of 12 Pages
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committed to growing the business, as evidenced by our May 1998 acquisition of a majority interest in the itsy bitsy Entertainment Company. At this time there are no plans to divest any North Coast businesses other than SofSource."

     In connection with the repositioning program, the Board of Directors has approved a repurchase in the open market of up to $70 million of the Company's common stock over the next 18 months. This repurchase program will be subject to the generation of cash from the sale of assets and reduced working capital needs, as well as the renegotiation of the Company's existing credit agreements. In September 1997 the Board authorized a program to repurchase up to 2 million shares, of which 1.3 million have been acquired to date at a cost of approximately $9 million. This program will be discontinued and replaced by the new repurchase program.

     Commenting on the repositioning plan and fiscal 1998 results, Stephen Strome said, "Although fiscal 1998 earnings before nonrecurring charges more than doubled over last year, our returns to shareholders have still not been adequate. As we execute this repositioning program, Handleman will become the channel of choice in the music distribution business, assuring a long-term sustainable and profitable business. We will maintain and improve our level of service to our vendors and customers and ensure the appropriate challenges and rewards for our employees. Moving forward, the channel of choice strategy will provide the returns that our shareholders deserve and expect."

     Strome also commented, "This is an exciting time for the Company as we embark on executing the most significant change in Handleman's history. It is also an unsettling time as we must reduce our workforce as well as customers who have long-term relationships with the Company. We will work diligently to make this transition respectful and considerate by providing appropriate severance benefits, helping our employees attain positions with the purchasers of those businesses to be sold and working with our customers to provide an orderly transition to new vendors. Handleman is firmly committed to maintaining and improving our level of service with our customers during this transition period, and beyond."

                                 7 of 12 Pages
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     Mr. Strome went on to say, "Although we did not reach market level returns in fiscal 1998, we did achieve significant improvements in several areas:

 .  We increased fiscal 1998 earnings by nearly 120% before nonrecurring charges.

 .  We reduced past due receivables by $33 million.

 .  We reduced debt by $17 million and repurchased $9 million of common stock.

I am pleased with the progress in these areas and thank everyone in the organization for contributing to the accomplishments that enabled us to reach the point where fundamental decisions about our Company's future could be made."

     The following comments relate to annual and fiscal fourth quarter results, prior to the fourth quarter repositioning charges:

     The Company has three operating units: Handleman Entertainment Resources ("H.E.R."), North Coast Entertainment ("NCE") and Handleman International ("International"). H.E.R. had net sales of $870.7 million for fiscal 1998, a decline of 9% from fiscal 1997 net sales of $959.3 million. Within H.E.R., music sales grew 15% to $684.1 million for fiscal 1998 from $595.6 million in fiscal 1997, due to increased sales of compact discs, increased market share with mass merchants and more "hit" albums in fiscal 1998 by artists such as Celine Dion, Garth Brooks, Spice Girls, Chumbawumba and LeAnn Rimes. H.E.R. video sales declined 64% to $95.0 million in fiscal 1998 from $266.4 million in fiscal 1997, substantially attributable to customers buying direct from the major video studios. Book sales decreased 3% to $54.1 million for fiscal 1998 from $55.6 million for fiscal 1997, principally resulting from fewer hit titles. Personal computer software sales decreased 10% to $37.5 million this fiscal year from $41.7 million last year, resulting from two major customers exiting the product line.

                                 8 of 12 Pages
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     NCE is responsible for the Company's proprietary operations, which include music, video and personal computer software products. NCE had net sales of $131.3 million for fiscal 1998, compared to fiscal 1997 net sales of $134.4 million. The slight decrease in sales was caused by a decrease in video sales which followed industry trends as well as a slight decline in computer software product sales due to delayed releases of new titles. Going forward, NCE's video business, Anchor Bay Entertainment, has many new releases scheduled for fiscal 1999. We anticipate these new releases will result in increased revenues. Some of the titles to be released include: a 20th anniversary edition of the movie "Halloween," "Prizzi's Honor" and a "Godzilla" box set introduced with the new movie.

     The Handleman International business unit includes category management operations in Canada, Mexico, Brazil and Argentina. International had net sales of $124.5 million for fiscal 1998, compared to $117.0 million for fiscal 1997, an increase of 6%. The increase in International sales was principally from operations in Brazil and Argentina. These increases were offset to some extent by the loss of two major customers in Canada; The Bay, which exited the music and video businesses, and the Canadian Kmart stores which were acquired by Zellers. Currently Zellers is serviced by a competitor. Sales in International were also impacted by pressure from Mexican retailers to reduce store inventories which limited shipments and increased returns.

     Income before income taxes and nonrecurring items in fiscal 1998 increased 7% to $14.0 million from $13.0 million in fiscal 1997. The increase was attributable to an improved cost structure in H.E.R., somewhat offset by substantial losses in International operations (primarily Mexico). The Mexican losses during the first three quarters of fiscal 1998 were mitigated to some extent by a sharing of the losses with the Company's joint venture partner. The minority interest was an expense of $2.7 million in fiscal 1997 and income of $2.8 million in fiscal 1998. During the fourth quarter, Handleman acquired the interest of its partner in Mexico and, therefore, minority interest was not recorded.

     NCE incurred increased selling, general and administrative expenses relating to new product introductions. Selling, general and administrative expenses in International increased

                                 9 of 12 Pages
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substantially as a result of the increased returns in Mexico and the growth of the Brazilian and Argentinean operations. Despite the increases in International and NCE, consolidated selling, general and administrative expenses declined $6.5 million in fiscal 1998 as a result of continued improvement in H.E.R.

            Handleman Company 4th Quarter Net Sales by Product Line
            -------------------------------------------------------

                           1998     1997    Variance   % Difference
                          ------   ------   --------   ------------
Music                     $185.7   $150.4     $ 35.3         23%

Video                       18.5     56.5      (38.0)       (67%)

Book                        14.1     11.4        2.7         24%

Software                     8.9     11.0       (2.1)       (19%)
                          ------   ------     ------

    Total H.E.R.           227.2    229.3       (2.1)        (1%)

    NCE                     24.2     29.5       (5.3)       (18%)

    International           21.7     23.2       (1.5)        (6%)

    Eliminations            (1.1)    (3.6)       2.5
                          ------   ------     ------

Consolidated Net Sales    $272.0   $278.4     $ (6.4)        (2%)
                          ======   ======     ======

     Information in this press release contains forward-looking statements which are not historical facts and involve risk and uncertainties. Actual results, events, and performance could differ materially from those contemplated by these forward-looking statements, including, without limitations, the Company's ability to effectively divest certain assets, the cost and timing of implementing repositioning actions, conditions in the industry, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company's filings with the Securities and Exchange Commission. Handleman undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.


                               - Tables Follow -

                                 10 of 12 Pages
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                     CONSOLIDATED STATEMENT OF OPERATIONS
                     ------------------------------------
                 (amounts in thousands, except per share data)

                                            Three Months Ended          Year Ended
                                            ------------------          ----------
                                             May 2,     May 3,      May 2,       May 3,
                                              1998       1997        1998         1997
                                              ----       ----        ----         ----

Revenues                                    $271,998   $278,399   $1,104,522   $1,181,037

Costs and Expenses
     Direct product costs                    203,042    213,180      834,470      906,779
     Selling, general and
       administrative expenses                63,402     61,832      243,778      250,286
     Interest expense, net                     2,732      2,388       12,319       10,967
     Nonrecurring and
       repositioning related
       charges                                13,684          0       13,684            0
                                            --------   --------   ----------   ----------

Income (loss) before income
     taxes and minority
     interest                                (10,862)       999          271       13,005

Income tax (expense) benefit                   2,370       (572)      (2,800)      (4,909)

Minority interest                                  0       (243)       2,841       (2,744)
                                            --------   --------   ----------   ----------

Net income (loss)                           $ (8,492)  $    184   $      312   $    5,352
                                            ========   ========   ==========   ==========

Earnings (loss) per share -
     basic and diluted                         $(.26)      $.01         $.01         $.16
                                            ========   ========   ==========   ==========

Average number of shares
     outstanding                              32,191     33,454       32,868       33,481
                                            ========   ========   ==========   ==========

                                 11 of 12 Pages
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                      CONSOLIDATED CONDENSED BALANCE SHEET
                      ------------------------------------
                             (amounts in thousands)

                                                 May 2,    May 3,
                                                  1998      1997
                                                  ----      ----

Assets
     Cash and cash equivalents                  $ 25,562  $ 12,449
     Accounts receivable, less allowance for
           gross profit impact of estimated
           future returns of $17,339 at
           May 2, 1998 and $21,834 at
           May 3, 1997                           242,445   290,071
     Merchandise inventories                     187,173   188,215
     Other current assets                         10,834     9,643
                                                --------  --------
           Total current assets                  466,014   500,378
     Property and equipment, net of
           depreciation and amortization          78,711    95,719
     Other assets                                 68,331    71,789
                                                --------  --------
           Total assets                         $613,056  $667,886
                                                ========  ========

Liabilities:
     Accounts payable                           $179,227  $197,301
     Other current liabilities                    39,871    42,141
                                                --------  --------
           Total current liabilities             219,098   239,442
     Debt, noncurrent                            114,768   135,520
     Other liabilities                             5,383     9,271

Shareholders' equity                             273,807   283,653
                                                --------  --------

           Total liabilities and
            shareholders' equity                $613,056  $667,886
                                                ========  ========

                                 12 of 12 Pages